For Immediate Release

From:

Ameritrans Capital Corporation

For more information Contact:

Gary C. Granoff

(800) 214-1047

Ameritrans Announces Results of 2008 Annual Meeting

New York, NY, May 6, 2008 – Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) today hosted its annual meeting of shareholders. As part of the annual meeting, the shareholders elected nine members to serve on the Company's Board of Directors: Peter Boockvar, Steven Etra, Michael Feinsod, Gary C, Granoff, Murray A. Indick, John R. Laird, Howard Sommer, Ellen M. Walker, and Ivan J. Wolpert.  Each of the Directors will serve on the Company's Board of Directors until the Company's next annual meeting of shareholders, which is anticipated for the spring of 2009.

Commenting on the results, Michael Feinsod, President of Ameritrans noted, “We are extremely pleased that Peter was elected to the board and thank Wes Finch for his many years of service as a board member.  Peter’s knowledge and experience will be a tremendous asset going forward.”

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended.  Ameritrans originates, structures and manages a portfolio of medallion loans, secured business loans and selected equity securities.  Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation is licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.  The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

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This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected.  Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.